Exhibit 99.1

Newtek Business Services Corp. Reports Second Quarter 2021 Financial Results

Company Declares $0.90 per share 2021 Third Quarter Dividend; Company has Paid and/or Declared $2.10 per share in Dividends for the First Three Quarters of 2021; a 32.9% Increase Over the Same Period Last Year

Boca Raton, FL – August 10, 2021 - Newtek Business Services Corp. (“Newtek” or the “Company”) (Nasdaq: NEWT), an internally managed business development company (“BDC”), announced today its financial and operating results for the three and six months ended June 30, 2021.

Second Quarter 2021 Financial Highlights

•Total investment income of $36.6 million for the three months ended June 30, 2021; a decrease of 21.6% compared to total investment income of $46.7 million for the three months ended June 30, 2020.
•Net investment income of $15.5 million, or $0.69 per share, for the three months ended June 30, 2021; a decrease of $(0.73) per share compared to net investment income of $29.7 million, or $1.42 per share, for the three months ended June 30, 2020.
•Adjusted net investment income (“ANII”)1 of $27.0 million, or $1.20 per share, for the three months ended June 30, 2021; a decrease of 12.4%, on a per share basis, compared to ANII of $28.5 million, or $1.37 per share, for the three months ended June 30, 2020.
•Debt-to-equity ratio of 1.24x at June 30, 2021; proforma debt-to-equity ratio was 1.16x after taking into account the sales of government-guaranteed portions of SBA 7(a) loans prior to June 30, 2021, which sales settled subsequent to the balance sheet date.
•Total investment portfolio increased by 7.4% to $696.1 million at June 30, 2021, from $648.4 million at June 30, 2020.
•Net asset value (“NAV”) of $369.0 million, or $16.38 per share, at June 30, 2021; an increase of 6.0%, on a per share basis, compared to NAV of $15.45 per share at December 31, 2020.

Six Months Ended June 30, 2021 Financial Highlights

•Total investment income of $71.3 million for the six months ended June 30, 2021; an increase of 14.1% over total investment income of $62.5 million for the six months ended June 30, 2020.
•Net investment income of $30.7 million, or $1.37 per share, for the six months ended June 30, 2021, which represents a 4.4% increase on a dollar basis, and a 3.5% decrease, on a per share basis, compared

Exhibit 99.1
to net investment income of $29.5 million, or $1.42 per share, for the three months ended June 30, 2020.
•ANII of $50.5 million, or $2.25 per share, for the six months ended June 30, 2021; an increase of 42.4%, on a per share basis, compared to ANII of $32.8 million, or $1.58 per share, for the six months ended June 30, 2020.
Subsequent Second Quarter 2021 Highlights

•On August 2, 2021, the Company announced that it entered into an agreement to acquire National Bank of New York City (“NBNYC”), a nationally chartered bank with approximately $204 million in total assets and $36.5 million in tier 1 capital (each as of June 30, 2021; does not reflect the impact of pre-closing dividends to selling NBNYC shareholders) for $20 million in cash, subject to required approvals.

2021 Dividend Payments & Forecast

•On August 10, 2021, the Company's board of directors declared a third quarter 2021 cash dividend of $0.90 per share2 payable on September 30, 2021 to shareholders of record as of September 20, 2021.
•The third quarter 2021 dividend represents a 55.2% increase over the third quarter 2020 dividend of $0.58 per share.
•With the payment of the third quarter 2021 dividend, the Company will have paid $2.10 per share in dividends for the first three quarters of 2021, which would represent a 32.9% increase over dividends paid for the first three quarters of 2020.
•Newtek’s current 2021 annual dividend forecast indicates a remaining dividend payment of $1.05 per share, at the midpoint of the 2021 annual dividend forecast range, subject to Company performance and board approval, which would represent a 123.4% increase over the fourth quarter 2020 dividend of $0.47 per share.
•The Company reaffirmed its 2021 annual dividend forecast range of $3.00 per share to $3.30 per share.
•The Company paid a first quarter 2021 cash dividend of $0.50 per share and a second quarter 2021 cash dividend of $0.70 per share.

Lending Highlights

•Newtek Small Business Finance, LLC (“NSBF”) funded $94.3 million of SBA 7(a) loans during the three months ended June 30, 2021, compared to $17.4 million of SBA 7(a) loans funded for the three months ended June 30, 2020.
•NSBF funded $198.6 million of SBA 7(a) loans during the six months ended June 30, 2021, compared to $70.2 million of SBA 7(a) loans funded for the six months ended June 30, 2020.
•NSBF forecasts full year 2021 SBA 7(a) loan fundings between $550 million to $600 million.
•Newtek Business Lending ("NBL"), the Company's wholly owned portfolio company, funded and/or closed $72.7 million SBA 504 loans during the six months ended June 30, 2021, compared to $18.2 million SBA 504 loans during the six months ended June 31, 2020.
•NBL forecasts closing and/or funding approximately $125 million to $150 million SBA 504 loans for the full year 2021, which would represent an increase from $87.2 million closed and/or funded SBA 504 loans in 2020.
•NSBF funded $722.6 million of Paycheck Protection Program ("PPP") loans, totaling approximately 15,580 loan units, for the six months ended June 30, 2021.
•NSBF funded a total of $1.9 billion PPP loans in 2020 and through the six months ended June 30, 2021.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We are looking forward to discussing our second quarter financial results tomorrow morning at 8:30 am ET, and detailing the strong performance of Newtek Business Services Corp. throughout the first half of 2021. Our performance for the first half of the year is demonstrated by the 42% increase in ANII, on a per share basis, to $2.25 per share for the six months ended June 30, 2021, compared to ANII of $1.58 for the same period last year. We believe this increase demonstrates our ability to grow earnings on multiple levels even as we emerge from government shutdowns of the economy and the pandemic.We have just cycled through one of the more challenging periods in U.S. economic history

Exhibit 99.1
and are excited about the effects of the pandemic diminishing over time. The actual and forecasted growth in our 2021 dividend payments, based on our annual dividend forecast range of $3.00 per share to $3.30 per share, is further indicative of our optimism and demonstrates the pipeline of opportunities across multiple segments of our business. On Monday, August 9, 2021, our board declared the third quarter 2021 cash dividend of $0.90 per share. The third quarter 2021 dividend represents a 55.2% increase over the third quarter 2020 dividend of $0.58 per share. With the payment of the third quarter 2021 dividend, we will have paid a total of $2.10 per share in dividends for the first three quarters of 2021, which would represent a 32.9% increase over dividends paid for the first three quarters of 2020. Newtek’s current 2021 annual dividend forecast indicates a remaining estimated dividend payment of $1.05 per share, at the midpoint of the 2021 annual dividend forecast range, which would represent a 123.4% increase over the fourth quarter 2020 dividend of $0.47 per share.”

Mr. Sloane continued, “While it’s clear that some of our quarterly year-over-year comparisons have been affected by the uneven distribution of PPP income over the first and second quarters in 2020 and 2021, which income is not expected to be recurring3, we are very excited to move forward and redeploy our resources back to our and our portfolio companies' lending product mix of SBA 7(a) loans, SBA 504 loans, non-conventional conforming loans, and secured lines of credit, during the second half of the year and beyond. We want to clearly convey to the market that we anticipate Newtek and its portfolio companies lending products to be at the forefront of our growth, replacing the pandemic-oriented PPP loan program. We currently have a robust pipeline of lending opportunities across all of our lending products, as we move through the third and fourth quarters of 2021, which we believe will continue to fuel our earnings growth. Additionally, we note that our non-conforming conventional lending program, through our joint venture (“JV”) partnerships, did not materially contribute to our earnings in 2020 or the first half of 2021. We are currently forecasting funding $50 million non-conforming conventional loans, either through our JV partnerships or directly, in the second half of 2021, but don’t expect that to provide a material impact on earnings this year. However, we anticipate non-conforming conventional lending will become a growth engine in 2022. Furthermore, we are also excited to return to full force and focus on growth in our investments in payment processing, managed technology solutions, insurance agency brokerage, and payroll, health and benefits solutions. Notably, we believe that the growth in our portfolio companies, particularly payment processing and managed technology solutions over the first six months of 2021, demonstrates the diversity and potential financial benefit to a business model that has multiple levers and continues to grow, positioning Newtek as the business and financial solutions provider to independent business owners across the U.S. We strongly encourage the investment community to consider the multiple potential growth drivers inherent to our business model, which growth was stymied due to the effects of the pandemic, and have since been reignited as the pandemic wanes. We plan to provide additional details during our earnings conference call tomorrow in relation to what to expect as far as revenue and income streams from Newtek and its portfolio companies, which we believe will be the drivers of Newtek's continued growth and success.”

Commenting on the Company’s recent announcement to acquire NBNYC, Mr. Sloane said, “We believe this planned acquisition will give us an enhanced opportunity to provide the Newtek-branded financial and business solutions to the over 30 million small- to medium-sized businesses in the U.S., as defined by the Small Business Administration. The Company believes that the acquisition of NBNYC will be accretive to long-term shareholder value and presents an enhanced structure for our growth-oriented business model. We believe our conversion to a bank holding company can potentially broaden our investor base to include more institutional stock ownership, investors that invest in index funds comprised of companies included in indices such as the Russell and S&P, and investors that have been discouraged from investing in BDCs due to the acquired fund fees and expenses (AFFE) rule.”

Mr. Sloane concluded, “We encourage the investment community to listen to our second quarter 2021 earnings conference call tomorrow at 8:30am ET and view the accompanying presentations. In addition, we suggest that the investment community listen to the replay of the conference call we hosted on August 3, 2021, regarding our planned acquisition of NBNYC, in addition to viewing the accompanying August 3 presentation and the addendum to the August 3 presentation, to gain additional information concerning the planned NBNYC acquisition. All of the above-mentioned information can be found through the following link https://investor.newtekbusinessservices.com/events-and-presentations."

Exhibit 99.1
Second Quarter 2021 Conference Call and Webcast

A conference call to discuss first quarter 2021 results will be hosted by Barry Sloane, President, Chairman and Chief Executive Officer, and Nicholas Leger, Chief Accounting Officer, tomorrow, Wednesday, August 11, 2021 at 8:30 a.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.

In addition, a live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events-and-presentations. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will remain available for 90 days.

1Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries

In evaluating its business, Newtek considers and uses ANII as a measure of its operating performance. ANII includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans and conventional loans, and beginning in 2016, capital gain distributions from controlled portfolio companies, which are reoccurring events. The Company defines ANII as Net investment income (loss) plus Net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loan investments, less realized losses on non-affiliate investments, plus or minus loss on lease adjustment, plus the net realized gains on controlled investments, plus or minus the change in fair value of contingent consideration liabilities, plus loss on extinguishment of debt.

The term ANII is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. ANII has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider ANII in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, ANII does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. The Company compensates for these limitations by relying primarily on its GAAP results supplemented by ANII.

2 Note Regarding Dividend Payments
Amount and timing of dividends, if any, remain subject to the discretion of the Company's Board of Directors. The Company's Board of Directors expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates 90 - 100% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

3 We note that income earned in connection with the PPP for the six months ended June 30, 2021, should not be viewed as recurring. Resources used to generate PPP loans are being focused on other more traditional activities. SBA 7(a) originations produce interest income, servicing income, and capital gains income, which is treated differently, from an accounting standpoint, than income derived from the origination of PPP loans. Both the income from originating PPP loans and SBA 7(a) loans are considered qualified forms of income for a BDC.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business and financial solutions under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage

Exhibit 99.1
and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company®, are registered trademarks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	June 30, 2021	December 31, 2020
ASSETS	(Unaudited)
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $424,795 and $420,400, respectively; includes $290,269 and $312,649, respectively, related to securitization trusts)	$413,728	$407,748
SBA guaranteed non-affiliate investments (cost of $33,176 and $16,964, respectively)	36,449	17,822
Controlled investments (cost of $144,286 and $138,891, respectively)	239,021	239,171
Non-control investments (cost of $6,415 and $6,447, respectively)	6,939	6,447
Total investments at fair value	696,137	671,188
Cash	18,798	2,073
Restricted cash	129,765	49,352
Broker receivable	35,102	52,730
Due from related parties	7,162	6,112
Servicing assets, at fair value	27,380	26,061
Right of use assets	7,909	6,933
Other assets	25,077	26,530
Total assets	$947,330	$840,979

LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$45,000	$86,339
Notes due 2023 (par: $0 and $57,500 as of June 30, 2021 and December 31, 2020)	—	56,505
Notes due 2024 (par: $78,250 and $63,250 as of June 30, 2021 and December 31, 2020)	76,888	61,774
Notes due 2025 (par: $15,000 and $5,000 as of June 30, 2021 and December 31, 2020)	14,486	4,735
Notes due 2026 (par: $115,000 and $0 as of June 30, 2021 and December 31, 2020)	111,769	—
Notes payable - Securitization trusts (par: $192,983 and $221,752 as of June 30, 2021 and December 31, 2020)	190,016	218,339
Notes payable - related parties	9,550	24,090
Due to related parties	2,558	2,133
Lease liabilities	9,676	8,697
Deferred tax liabilities	10,683	11,406
Due to participants	95,927	17,885
Derivative instruments	37	—
Accounts payable, accrued expenses and other liabilities	11,738	9,723
Total liabilities	578,328	501,626

Commitment and contingencies
Net assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 22,530 and 21,970 issued and outstanding, respectively)	451	439
Additional paid-in capital	325,775	316,629
Accumulated undistributed earnings	42,776	22,285
Total net assets	369,002	339,353
Total liabilities and net assets	$947,330	$840,979
Net asset value per common share	$16.38	$15.45

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except for Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Investment income
From non-affiliate investments:
Interest income - PPP loans	$25,512	$34,657	$49,720	$34,657
Interest income - SBA 7(a) loans	6,248	6,189	12,197	13,511
Servicing income	2,787	2,777	5,527	5,492
Other income	1,269	303	2,383	1,209
Total investment income from non-affiliate investments	35,816	43,926	69,827	54,869
From non-control investments:
Interest income	124	—	248	—
Dividend income	21	20	47	40
Total investment income from non-control investments	145	20	295	40
From controlled investments:
Interest income	576	480	1,109	937
Dividend income	51	2,268	51	6,650
Total investment income from controlled investments	627	2,748	1,160	7,587
Total investment income	36,588	46,694	71,282	62,496
Expenses:
Salaries and benefits	5,926	3,740	10,376	7,187
Interest	4,968	4,604	10,040	9,788
Depreciation and amortization	79	104	164	219
Professional fees	859	1,207	2,047	2,171
Origination and loan processing	2,998	2,722	5,969	4,546
Origination and loan processing - related party	4,510	3,095	7,653	5,733
Change in fair value of contingent consideration liabilities	—	—	—	54
Loss on extinguishment of debt	—	—	955	—
Other general and administrative costs	1,706	1,475	3,341	3,333
Total expenses	21,046	16,947	40,545	33,031
Net investment income	15,542	29,747	30,737	29,465
Net realized and unrealized gains (losses):
Net realized gain (loss) on non-affiliate investments - SBA 7(a) loans	11,414	(1,214)	18,807	3,299
Net unrealized appreciation (depreciation) on SBA guaranteed non-affiliate investments	(1,983)	(200)	2,410	(383)
Net unrealized appreciation (depreciation) on SBA unguaranteed non-affiliate investments	198	(1,633)	1,585	(6,144)
Net unrealized depreciation on controlled investments	(7,920)	(82)	(5,545)	(10,871)
Change in deferred taxes	1,356	29	723	2,940
Net unrealized appreciation (depreciation) on non-control investments	524	—	(3)	—
Net unrealized depreciation on servicing assets	(1,193)	(1,180)	(1,706)	(92)
Net realized and unrealized gains (losses)	$1,832	$(4,280)	$16,761	$(11,251)
Net increase in net assets resulting from operations	$17,374	$25,467	$47,498	$18,214
Net increase in net assets resulting from operations per share	$0.77	$1.22	$2.12	$0.88

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except for Per Share Data)

Net investment income per share	$0.69	$1.42	$1.37	$1.42
Dividends and distributions declared per common share	$0.70	$0.56	$1.20	$1.00
Weighted average number of shares outstanding	22,524	20,893	22,431	20,815

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES-
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

	Three months ended		Three months ended
(in thousands, except per share amounts)	June 30, 2021	Per share	June 30, 2020	Per share
Net investment income (loss)	15,542	0.69	29,747	1.42
Net realized gain (loss) on non-affiliate investments - SBA 7(a) loans	11,414	0.51	(1,214)	(0.06)
Adjusted Net investment income	$26,956	$1.20	$28,533	$1.37

	Six months ended		Six months ended
(in thousands, except per share amounts)	June 30, 2021	Per share	June 30, 2020	Per share
Net investment income (loss)	$30,737	$1.37	$29,465	$1.42
Net realized gain on non-affiliate investments - SBA 7(a) loans	18,807	0.84	3,299	0.16
Change in fair value of contingent consideration liabilities	—	—	54	0.00
Loss on debt extinguishment	955	0.04	—	—
Adjusted Net investment income	$50,499	$2.25	$32,818	$1.58

Note: Amounts may not foot due to rounding

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
DEBT-TO-EQUITY RATIO - ACTUAL AT JUNE 30, 2021

(in thousands):
Actual Debt-to-Equity Ratio at June 30, 2021
Total senior debt	$455,783
Total equity	$369,002
Debt-to-equity ratio - actual	123.5%

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
DEBT-TO-EQUITY RATIO - PROFORMA AT JUNE 30, 2021

(in thousands):
Broker receivable, including premium income receivable	$35,102
Less: realized gain on sale included in broker receivable	(4,386)
Broker receivable	30,716

90% advance rate on SBA guaranteed non-affiliate portions of loans sold, not settled	$27,644

Proforma debt adjustments at June 30, 2021:
Total senior debt	$455,783
Proforma adjustment for broker receivable	(27,644)
Total proforma debt	$428,139

Proforma Debt-to-Equity ratio at June 30, 2021:
Total proforma debt	$428,139
Total equity	$369,002
Debt-to-equity ratio - proforma	1.16x